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                                                                 EXHIBIT 5.1

                     AKIN,GUMP,STRAUSS,HAUER & FELD,L.L.P.
                             1500 NATIONSBANK PLAZA
                               300 CONVENT STREET
                           SAN ANTONIO, TEXAS  78205
                                 (210)270-0800


                               January 6, 1998

LOT$OFF CORPORATION
8750 Tesoro Drive
San Antonio, Texas 78217

Gentlemen:

         We have acted as counsel to LOT$OFF CORPORATION (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 800,000 shares of the Company's Common Stock, $0.01 par value, (the "Common Stock") issuable upon exercise of options granted or to be granted under the Stock Option Plan of LOT$OFF CORPORATION (the "Plan"). The shares to be issued upon exercise of such options are herein collectively referred to as the "Option Shares."

         We have examined such corporate records, documents, instruments and certificates of the Company, have received such representations from the officers and directors of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

         We have further assumed that:

         (i) all applicable state securities laws will have been complied with in connection with each option exercise;

         (ii) at the time of issuance of the shares of Common Stock issuable upon exercise of options granted or to be granted under the Plan, the Company will have sufficient authorized and unissued shares of Common Stock available for issuance;

         (iii) the options granted and to be granted under the Plan will be exercised in accordance with the terms of the Plan, the governing option agreements and any other applicable agreements and documents;

         (iv) the shares of Common Stock issued upon exercise of options granted and to be granted under the Plan will be evidenced by appropriate certificates properly executed and delivered;

         (v) the options granted and to be granted under the Plan (and the related option agreements and any other governing agreements) will be duly authorized and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, and will be entitled to the benefits provided by the Plan;

         (vi) all options granted under the Plan will be granted at an exercise price per share in excess of the $.01 par value per share of the Common Stock; and
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LOT$OFF CORPORATION
January 6, 1998
Page 2
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         (vii)            the Plan was duly adopted in accordance with
                          applicable law and all options granted or to be granted thereunder were or will be granted in accordance with the terms of the Plan.

         We have further relied upon an opinion rendered by Sheinfeld, Maley & Kay, P.C., bankruptcy counsel to the Company, which opinion has been filed as an exhibit to the Registration Statement. Such opinion addresses matters pertaining to Section 303 of the Delaware General Corporation Law (the "Delaware Statute"). If complied with, the Delaware Statute permits certain corporate actions to be taken in connection with a plan of reorganization, without Board of Director or stockholder approval, including, as applicable to the opinions expressed herein, actions to increase authorized shares, to amend and restate a certificate of incorporation and to reconstitute a board of directors. In conclusion, we have assumed for purposes of the opinions expressed herein, in reliance upon the above referenced opinion of bankruptcy counsel, that no approval of the Company's Board of Directors or stockholders was required to (i) increase the authorized shares of the Company, (ii) amend and restate the Company's Certificate of Incorporation, and (iii) reconstitute the Company's Board of Directors, and that the effectuation of all of the foregoing matters was properly authorized by the order confirming the Company's Joint Plan of Reorganization as Amended and Modified (the "Reorganization Plan") entered by the United States Bankruptcy Court for the Western District of Texas. We have further assumed that the Company's Reorganization Plan has been confirmed in accordance with applicable law and is enforceable in accordance with its terms, and that the Delaware Statute is available to the Company for the purposes stated therein.

         Based upon the foregoing, we are of the opinion that the Option Shares will, if, as, and when the options granted pursuant to the Plan are exercised, and upon issuance and delivery of the Option Shares against payment therefor in the manner contemplated by the Plan and the related governing option agreements, be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                  AKIN, GUMP. STRAUSS, HAUER & FELD, L.L.P.